Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. RECORDS REVENUE OF $1.7 MILLION IN THE FIRST QUARTER OF 2015

Richardson, Texas — May 11, 2015 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced financial results for the quarter ended March 31, 2015.

Intrusion’s net loss was $310 thousand in the first quarter 2015, compared to net loss of $270 thousand for the first quarter 2014.

Revenue for the first quarter 2015 was $1.71 million, compared to $1.59 million for the first quarter 2014.

Gross profit margin was 63% of revenue in the first quarter 2015; compared to 64% in the first quarter 2014.

Intrusion’s first quarter 2015 operating expenses were $1.37 million; compared to $1.23 million in the first quarter 2014.

As of March 31, 2015, Intrusion reported cash and cash equivalents of $0.6 million, a working capital deficiency of $1.4 million and debt of $1.9 million.

“We booked $1.7 million of orders in the first quarter 2015 compared to $0.7 million of orders in the first quarter 2014.  The 2015 orders include initial orders for Savant from two new customers.  Our top priority in 2015 continues to be the acquisition of new customers and additional resell partners.  In order to achieve these goals we have increased our sales and marketing personnel and expenses,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 18, 2015 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 45227466.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, advanced persistent threat identification, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for advanced persistent threats and network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$560	$1,006
Accounts receivable	708	737
Inventories, net	12	12
Prepaid expenses	91	105
Total current assets	1,371	1,860

Property and equipment, net	515	391
Other assets	57	61
TOTAL ASSETS	$1,943	$2312

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$976	$862
Dividends payable	55	20
Obligations under capital lease, current portion	181	145
Deferred revenue	33	442
Loan payable to officer	1,530	—
Total current liabilities	2,775	1,469

Loan payable to officer	—	1,530
Obligations under capital lease, noncurrent portion	195	130

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 200 Liquidation preference of $1,025 in 2015 and $1,013 in 2014	707	707
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,169 in 2015 and $1,155 in 2014	724	724
Series 3 shares issued and outstanding — 289 Liquidation preference of $641 in 2015 and $634 in 2014	412	412

Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 12,622 in 2015 and 12,471 in 2014
Outstanding shares — 12,612 in 2015 and 12,461 in 2014	126	125
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	56,481	56,382
Accumulated deficit	(59,008)	(58,698)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(1,027)	(817)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,943	$2,312

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Quarter ended	Quarter ended
	March 31,	March 31,
	2015	2014

Revenue	$1,714	$1,594
Cost of revenue	632	576
Gross profit	1,082	1,018
Operating expenses:
Sales and marketing	498	423
Research and development	538	479
General and administrative	331	353
Operating income (loss)	(285)	(237)
Interest expense, net	(25)	(33)
Income (loss) before income taxes	(310)	(270)
Income tax provision	—	—
Net income (loss)	(310)	(270)
Preferred stock dividends accrued	(34)	(37)
Net income (loss) attributable to common stockholders	$(344)	$(307)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.03)	$(0.02)
Diluted	$(0.03)	$(0.02)
Weighted average shares outstanding:
Basic	12,555	12,291
Diluted	12,555	12,291